Exhibit 99.1

[Harbor Global Company Ltd. letterhead]

FOR IMMEDIATE RELEASE	CONTACT: Donald H. Hunter
617-878-1600

HARBOR GLOBAL COMPANY LTD. REPORTS EARNINGS FOR THE

QUARTER ENDED MARCH 31, 2004

Boston, Massachusetts, April 27, 2004. Harbor Global Company Ltd. (“Harbor Global” or the “Company”) (OTC BB:HRBGF) reported a net loss of $0.6 million ($0.11 per share) on revenues of $3.3 million in the first quarter of 2004 compared with net income of $1.8 million ($0.32 per share) on revenues of $2.5 million for the first quarter of 2003. The $2.4 million decrease in income was attributable principally to a non-recurring 2003 gain of $1.3 million from the early settlement of the Company’s $5 million note payable to Pioneer Asset Management USA Inc. for $3.75 million and a $0.9 million decrease in lower portfolio gains from the Russian real estate management and investment management operations.

HARBOR GLOBAL COMPANY LTD.

All amounts except per share are in millions of U.S. dollars

	First Quarter
	2004	2003
Revenues	$3.3	$2.5
(Loss) Earnings	$(0.6)	$1.8
Per Share (Loss) Earnings	$(0.11)	$0.32
Segment Information
Revenues
Russian Real Estate Management and Investment Management	$2.5	$2.0
Real Estate Management	0.2	0.2
Other	0.6	0.3
Profit (Loss)
Russian Real Estate Management and Investment Management	$(0.1)	$1.0
Real Estate Management	(0.3)	(0.3)
Other	(0.2)	1.1

This press release, as well as future oral and written statements of Company management, contains forward-looking statements within the meaning of the federal securities laws. All forward-looking statements are based on currently available information and management expectations that involve substantial risks and uncertainties that could cause actual results to differ materially from the results expressed herein. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statement include, but are not limited to, the following: economic, political and regulatory stability in Russia and other emerging markets in which the Company operates; the success of our Russian real estate management operations; the Company’s limited history as an independent company; and the Company’s ability to retain key officers and managers. Additional information concerning potential factors that could affect future financial results is detailed from time to time in the Company’s periodic reports filed with the U.S. Securities and Exchange Commission.